Exhibit 99.1

Aptinyx Reports First Quarter 2020 Financial Results and Highlights

Over 90% of target enrollment achieved to date in Phase 2 exploratory study of NYX-783 in PTSD; data readout expected in late 2020

Cash balance of $121 million expected to support planned operations into 2022

Conference call today at 5:00 p.m. EDT

EVANSTON, Ill., May 14, 2020 -- Aptinyx Inc. (Nasdaq: APTX), a clinical-stage biopharmaceutical company developing transformative therapies for the treatment of brain and nervous system disorders, today reported financial results for the first quarter of 2020 and highlighted recent progress across the company’s clinical programs and pipeline of novel NMDA receptor modulators.

“In the midst of the COVID-19 global pandemic, the safety of our employees, colleagues, and patients participating in our clinical studies remains our top priority,” said Norbert Riedel, Ph.D., president and chief executive officer of Aptinyx. “Despite challenges introduced by the pandemic across our operations, we made great progress in the first quarter and subsequent period and I am very proud of the dedication and adaptability of our team. Thanks to those efforts, enrollment in our PTSD study has progressed exceedingly well and we expect to report data from that study late this year. With our strong balance sheet, we expect to be able to achieve additional important clinical data readouts across our pipeline of novel NMDA receptor modulators as well.”

First Quarter 2020 and Recent Highlights

●      Achieved over 90% of target patient enrollment to date in Phase 2 exploratory study of NYX-783 in post-traumatic stress disorder (PTSD). In March, Aptinyx announced that enrollment of new patients in its exploratory Phase 2 study of NYX-783 in PTSD was continuing despite some disruptions introduced by the COVID-19 pandemic. In the weeks since, enrollment has continued to progress and, to date, over 90% of the target enrollment has been achieved. Following study completion, Aptinyx anticipates reporting data from this study late in 2020.

●      Temporarily paused enrollment of new patients in three ongoing Phase 2 studies due to COVID-19. In March, Aptinyx announced the temporary suspension of new patient enrollment in its Phase 2 studies in painful diabetic peripheral neuropathy (DPN), fibromyalgia, and Parkinson’s disease cognitive impairment. Aptinyx anticipates providing updated guidance on the expected timing of study completion and data reporting for these studies in the future following the recommencement of enrollment.

●     Strengthened financial position through the completion of a $35 million common stock offering. In January 2020, Aptinyx announced the closing of a public offering of common stock with gross proceeds totaling $35.1 million, inclusive of the full exercise of the underwriters’ option to purchase additional shares and before deducting underwriting discounts and commissions and offering expenses. The offering included participation from new and existing investors. The company’s current cash balance is expected to provide financial support into 2022.

●	Published preclinical data in Movement Disorders journal demonstrating reversal of cognitive deficits with NYX-458 in primate model of Parkinson’s disease. In January 2020, Aptinyx announced a publication in Movement Disorders, the official journal of the International Parkinson and Movement Disorder Society, highlighting the results of a preclinical study of NYX-458 in a validated and translatable model of Parkinson’s disease in non-human primates. In the study, administration of NYX-458 resulted in a robust and enduring reversal of MPTP-induced cognitive deficits in primates.

Upcoming Milestones

•	Reporting data from Phase 2 exploratory, first-in-patient study of NYX-783 in patients with PTSD – late 2020.

Aptinyx anticipates providing updated guidance on the timing of data reporting for the following clinical studies at a future date:

•	Phase 2 study of NYX-2925 in painful DPN.
•	Phase 2 study of NYX-2925 in fibromyalgia.
•	Phase 2 exploratory study of NYX-458 in Parkinson’s disease cognitive impairment.

First Quarter 2020 Financial Results

Cash Position: Cash and cash equivalents were $121.0 million at March 31, 2020 compared to $98.8 million at December 31, 2019. Aptinyx expects its current cash balance to support anticipated operations into 2022.

Collaboration Revenue: Revenue was $0.8 million for the first quarter of 2020 compared to $0.9 million for same period in 2019. Aptinyx’s revenue was derived from its research collaboration agreement with Allergan. The company does not rely on these revenues to fund its operations.

Research and Development (R&D) Expenses: R&D expenses were $11.1 million for the first quarter of 2020 as compared to $12.5 million for the same period in 2019. The decrease in R&D expenses was primarily driven by a reduction in employee compensation, partially offset by increased costs related to the initiation of the company’s two Phase 2b studies of NYX-2925 in chronic pain.

General and Administrative (G&A) Expenses: G&A expenses were $4.9 million for the first quarter of 2020 as compared to $5.7 million for the same period in 2019. The decrease of $0.8 million was primarily driven by a decrease in legal costs associated with patent-related matters.

Net Loss: For the first quarter of 2020, net loss was $14.7 million compared to a net loss of $16.7 million for the first quarter 2019.

Conference Call

The Aptinyx management team will host a conference call and webcast today at 5:00 p.m. EST to review its financial results and highlights for the first quarter of 2020 and subsequent period. To access the call, please dial 1-866-930-5579 (domestic) or 1-409-216-0606 (international) and refer to conference ID 2094044. A live webcast of the call will be available on the Investors & Media section of Aptinyx’s website at https://ir.aptinyx.com. The archived webcast will be available approximately two hours after the conference call and for 30 days thereafter.

About Aptinyx

Aptinyx Inc. is a clinical-stage biopharmaceutical company focused on the discovery, development, and commercialization of proprietary synthetic small molecules for the treatment of brain and nervous system disorders. Aptinyx has a platform for discovery of novel compounds that work through a unique mechanism to modulate—rather than block or over-activate—NMDA receptors and enhance synaptic plasticity, the foundation of neural cell communication. The company has three product candidates in clinical development in central nervous system indications, including chronic pain, post-traumatic stress disorder, and cognitive impairment associated with Parkinson’s disease. Aptinyx is also advancing additional compounds from its proprietary discovery platform, which continues to generate a rich and diverse pipeline of small-molecule NMDA receptor modulators with the potential to treat an array of neurologic disorders. For more information, visit www.aptinyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the company’s business plans and objectives, including future plans or expectations for NYX-2925, NYX-783, and NYX-458, therapeutic effects of the company’s product candidates and discovery platform, expectations regarding the design, implementation, timing, and success of its current and planned clinical studies, including the effects of the COVID-19 pandemic on patient enrollment and the expected timing of study completion, data reporting, and providing updated guidance with respect thereto, the timing for the company’s receipt and announcement of data from its clinical studies, expectations regarding its preclinical development activities, expectations regarding its uses and sufficiency of capital and the effect of COVID-19 on the foregoing. Risks that contribute to the uncertain nature of the forward-looking statements include: the effect of COVID-19 on our business and financial results, including with respect to disruptions to our clinical trials, business operations, and ability to raise additional capital; the success, cost, and timing of the company’s product candidate development activities and planned clinical studies; the company’s ability to execute on its strategy; positive results from a clinical study may not necessarily be predictive of the results of future or ongoing clinical studies; regulatory developments in the United States and foreign countries; the company’s estimates regarding expenses, future revenue, and capital requirements; the company’s ability to fund operations into 2022; as well as those risks and uncertainties set forth in the company’s most recent annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission, including our upcoming Quarterly Report on Form 10-Q for the period ended March 31, 2020. All forward-looking statements contained in this press release speak only as of the date on which they were made. Aptinyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

APTINYX INC.
CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31, 2020	December 31, 2019
Assets
Current Assets:
Cash and cash equivalents	$121,020	$98,849
Restricted cash	179	179
Accounts receivable	818	444
Prepaid expenses and other current assets	4,114	5,637
Total current assets	126,131	105,109
Property and equipment, net and other long-term assets	1,267	1,370
Total assets	$127,398	$106,479

Liabilities and stockholders’ equity
Current Liabilities:
Accounts payable	$1,850	$1,555
Accrued expenses and other current liabilities	2,796	3,341
Total current liabilities	4,646	4,896
Other long-term liabilities	234	272
Total liabilities	4,880	5,168
Stockholders’ equity	122,518	101,311
Total liabilities and stockholders’ equity	$127,398	$106,479

APTINYX INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Revenues
Collaboration revenue	$818	$890

Operating expenses
Research and development	11,055	12,490
General and administrative	4,899	5,725
Total operating expenses	15,954	18,215

Loss from operations	(15,136)	(17,325)

Other income	426	614
Net loss and comprehensive loss	$(14,710)	$(16,711)
Net loss per share - basic and diluted	$(0.34)	$(0.50)
Weighted average shares outstanding - basic and diluted	43,835	33,390

Investor & Media Contact:

Nick Smith

Aptinyx Inc.

ir@aptinyx.com or corporate@aptinyx.com

847-871-0377

Source: Aptinyx Inc.